Exhibit 99.1

Summary Pro Forma Financial Data

The following summary unaudited pro forma condensed combined financial information as of and for the last twelve months ended March 31, 2020 and as of and for the year ended December 31, 2019 have been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on the results of operations related to the Merger, the VICI Master Transaction, the ERI Financing Transactions (as defined below), the ERI Dispositions (as defined below) and the CEC Dispositions (as defined below) (together, the “Combined Transactions”) and the adjustments described in the accompanying notes under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” as if each transaction had occurred on March 31, 2019 or January 1, 2019, respectively. Preparation of the unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by management, which are described more fully under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The operational and other improvements described below and in other sections of this prospectus supplement reflect forward-looking statements based on management estimates. There are a variety of factors that impact our operational performance and the assumptions underlying management’s estimates that are difficult to predict and subject to change, such as economic conditions, regulatory changes, industry conditions and other factors. The anticipated cost savings of the Merger are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions relating to our anticipated operational and other improvements could be inaccurate and, therefore, there can be no assurance that the anticipated cost savings will prove to be accurate. Any cost savings that we realize may differ materially from our estimates.

The presentation of Combined Adjusted EBITDA after anticipated cost savings is not intended to forecast our full-year profits and should not be construed as management’s outlook for any future period. Management has provided these additional adjustments so that investors can assess the potential impact of the operational and other improvements. For a further discussion of these and other risks associated with our Combined Adjusted EBITDA after anticipated cost savings, see “Risk Factors—Risks Related to Recent Events and the Merger—We may fail to consummate the Merger or may not consummate it on the terms described herein.” Combined Adjusted EBITDA after anticipated cost savings is not a measurement of financial performance under GAAP. See “Presentation of Financial Information.” Certain of the anticipated cost savings may be included in the calculation of Adjusted EBITDA in accordance with certain covenants that govern the levels of indebtedness and liens that we are permitted to incur and have incurred under ERI’s existing debt instruments. For the definition of Adjusted EBITDA, see footnote 9 to “Summary Historical and Other Data of ERI” above.

	Combined pro forma for the twelve months ended (or as of) March 31, 2020	Combined pro forma for the year ended (or as of) December 31, 2019
Other pro forma financial data:	(unaudited, dollars in millions)
Net income/(loss)	$(1,153)	$(975)
Combined Adjusted EBITDA(1)	$2,652	$2,945
Combined Adjusted EBITDA after anticipated cost savings(2)	$3,452	$3,745

(1)

Set forth below is a reconciliation of pro forma combined net income/(loss) to Combined Adjusted EBITDA, on a pro forma basis for each of the twelve months ended March 31, 2020 and the year ended December 31, 2019.

(Unaudited, dollars in millions)	Combined pro forma for the twelve months ended March 31, 2020	Combined pro forma for the year ended December 31, 2019
Net income/(loss)	$(1,153)	$(975)
Net income/(loss) attributable to noncontrolling interests	(3)	(3)
Interest expense, net(a)	1,990	2,012
Provision (benefit) for income taxes	(39)	(83)
Loss on early retirement of debt, net	8	8
Unrealized loss (gain) on restricted investment	13	(9)
Depreciation and amortization	1,296	1,283
Stock-based compensation	106	116
Transaction expenses	(28)	(22)
Other	462	618

Combined Adjusted EBITDA	$2,652	$2,945

(a)

Includes approximately $1,304 million of interest expense under our sale-leaseback transactions and Lumière Loan. On a pro forma basis, we expect to have $1,186 of cash rent expense including cash interest expense on the Lumière Loan.

(2)

Combined Adjusted EBITDA after anticipated cost savings represents Combined Adjusted EBITDA assuming cost savings related to the Merger (expected to be implemented within one year after the closing date of the Merger). Combined Adjusted EBITDA after anticipated cost savings gives effect to the anticipated synergies outlined below as if they had occurred on March 31, 2019 for the twelve months ended March 31, 2020 and January 1, 2019 for the year ended December 31, 2019. No assurance can be given that such synergies will be achieved in the timeframe we currently expect, or at all. In addition, Combined Adjusted EBITDA after anticipated cost savings does not reflect the anticipated costs to achieve such cost savings.

The following table reconciles Combined Adjusted EBITDA to Combined Adjusted EBITDA after animated cost savings on a pro forma basis for the twelve months ended March 31, 2020 and the year ended December 31, 2019:

(Unaudited, dollars in millions)	Combined pro forma for the twelve months ended March 31, 2020	Combined pro forma for the year ended December 31, 2019
Combined Adjusted EBITDA	$2,652	$2,945
Add: Anticipated cost synergies from the Merger(a)	400	400
Add: anticipated operating expense savings due to operating restrictions(b)	400	400

Combined Adjusted EBITDA after anticipated cost savings	$3,452	$3,745

(a)

Represents anticipated cost synergies from the Merger. CEC has implemented approximately $136.5 million of the anticipated Merger synergies as of the date hereof and we expect CEC will have implemented approximately $200.0 million of the anticipated Merger synergies by the consummation of the Merger. The remaining amounts of Merger expense synergies consist primarily of eliminating redundant corporate expenses, information technology synergies (which we expect will also reduce capital expenditures going forward) and optimization of our gaming floors, which now may be accelerated in light of new COVID-19-related operating restrictions. The amounts do not reflect any potential revenue synergies, which we anticipate to be approximately $100.0 million in the first year following the consummation of the Merger at ERI properties only, through introduction of Caesars Rewards and leveraging of existing CEC resources in critical areas such as data analytics, revenue management and ecommerce. Over time, we also expect to generate revenue uplift at CEC properties, particularly in Las Vegas through full integration of ERI’s player database into CEC’s system.

(b)

Represents anticipated cost reductions from the recent operational changes we have made in response to the COVID-19 pandemic. These primarily consist of operating expense adjustments stemming from health and safety measures that require suspension or reduction to functions that previously were considered customary operating expenses such as buffets, serving beverages on the floor and other marketing functions such as live entertainment. The amounts do not reflect any potential loss of revenues due to COVID-19 operating restrictions. See “Risk Factors—Risk Factors Relating to Recent Events and the Merger—The outbreak of COVID-19 has resulted in the temporary closure of our casino properties and has caused an economic downturn, widespread unemployment and an adverse impact on consumer sentiment. Such negative impacts could continue for an extended period of time and may worsen.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Statements”) included herein present the unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Unaudited Pro Forma Statement of Operations”) based upon the combined audited and unaudited historical financial statements of ERI and CEC, after giving effect to the Merger (as defined below), the VICI Master Transaction (as defined below), ERI Financing Transactions (as defined below), ERI Dispositions (as defined below), CEC Dispositions (as defined below) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

Basis for Historical Information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Statement of Operations also do not reflect any potential divestitures that may occur prior to, or subsequent to, the consummation of the Merger (other than those expressly described above), cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions, nor does it include any costs associated with restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Merger of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

The Merger

On June 24, 2019, ERI entered into the Merger Agreement with CEC and Merger Sub, pursuant to which Merger Sub will merge with and into CEC, with CEC continuing as the surviving corporation and a direct wholly owned subsidiary of ERI (the “Merger”). Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by ERI in respect of outstanding shares of Caesars Common Stock will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) if applicable closing conditions set forth in the Merger Agreement are not satisfied by March 25, 2020, an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger (the “Ticking Fee”), multiplied by (ii) the Aggregate Caesars Share Amount and (b) the Aggregate Stock Consideration. Following the consummation of this offering and the Merger, assuming the Merger closes on July 1, 2020, it is expected that ERI stockholders, on the one hand, and former CEC stockholders and holders of CEC Convertible Notes, on the other hand, will hold approximately 55% and 45%, respectively, of ERI’s outstanding shares of common stock. Based on the terms of the Convertible Notes Indenture (see “Note 2—Calculation of Purchase Consideration” under “Unaudited Pro Forma Condensed Combined Financial Statements”), the mix of cash and ERI Common Stock payable upon conversion of the CEC Convertible Notes will likely differ from the assumed amounts. Based on the terms of the Convertible Notes Indenture (see “Note 2—Calculation of Purchase Consideration” under “Unaudited Pro Forma Condensed Combined Financial Statements”), the mix of cash and ERI Common Stock payable upon conversion of the CEC Convertible Notes will likely differ from the assumed amounts.

Pursuant to the Merger Agreement, the outstanding equity awards of CEC will generally be treated as follows:

Stock options: Each vested CEC stock option that has a per share exercise price less than the Cash Election Consideration will, as of the Effective Time (each as defined in the Merger Agreement), be converted into the right to receive an amount in cash equal to the product of (a) the number of “net shares” of Caesars Common Stock applicable to such vested CEC stock option (after taking into account the exercise price applicable to such option) and (b) the Cash Election Consideration and will be cancelled as of the Effective Time.

Performance-based stock options are expected to be cancelled in connection with the consummation of the Merger.

Each option to acquire Caesars Common Stock that has not been cancelled and is outstanding as of immediately prior to the Effective Time (each, a “Continuing Caesars Stock Option”) will (a) cease to represent an option or right to acquire shares of Caesars Common Stock and (b) be converted into an option or right to purchase shares of ERI Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time. The number of shares, the exercise price per share of ERI Common Stock, and any other rights of a holder of a converted Continuing Caesars Stock Option will be determined based on a formula set forth in the Merger Agreement intended to preserve the intrinsic value of such Continuing Caesars Stock Option.

Performance Based Units (“PSUs”): Each performance stock unit of CEC that vests based on CEC’s level of EBITDA or adjusted EBITDA, as measured over the applicable performance period that is outstanding as of immediately prior to the Effective Time (each, a “CEC EBITDA PSU”) will, as of the Effective Time, be converted into the right to receive the Cash Election Consideration. The number of CEC EBITDA PSUs will be based on actual performance achieved (measured through the end of the month immediately prior to the Effective Time, as proportionately extrapolated through the remainder of the applicable performance period), with respect to CEC EBITDA PSUs that are eligible to vest in respect of the year in which the Closing occurs, and will be based on target level achievement with respect to CEC EBITDA PSUs eligible to vest in respect of full performance periods commencing after the closing date of the Merger.

Restricted Stock Units (“RSU”) and Market-Based PSUs: Each (1) restricted stock unit of CEC that vests solely based on the passage of time that is outstanding as of immediately prior to the Effective Time (each, a “CEC Time-Based RSU”) and (2) performance stock unit of CEC that is eligible to vest in respect of performance conditions that are based on stock or market price that is outstanding as of immediately prior to the Effective Time (each, a “CEC Market-Based PSU”) will, as of the Effective Time, (a) be converted into a number of time-based restricted stock units or market-based performance stock units, as applicable, in respect of shares of ERI Common Stock in an amount equal to a number of shares of ERI Common Stock equal to (i) the Per Share Amount (as defined in the Merger Agreement) divided by (ii) the ERI Common Stock volume weighted average price (“VWAP”) for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated closing date of the Merger to the closing of trading on the 2nd to last trading day prior to the anticipated closing date of the Merger, as reported by Bloomberg Finance L.P. (with aggregated fractional shares rounded to the nearest whole share), and (b) remain subject to the same terms and conditions as were applicable to such CEC Time-Based RSU and CEC Market-Based PSU immediately prior to the Effective Time. The stock or market-based goals applicable to the CEC Market-Based PSUs that convert into market-based performance stock units in respect of shares of ERI will be adjusted accordingly.

Any payments made in connection with the foregoing will be subject to applicable taxes and withholdings.

VICI Master Transaction

Pursuant to the Master Transaction Agreement, ERI has agreed, subject to the consummation of the Merger and the other applicable conditions set forth therein and in any related documents, to consummate the VICI

Master Transaction. ERI expects to apply the proceeds of the VICI Master Transaction to pay, among other things, a portion of the cash consideration payable in the Merger and transaction expenses associated with the Merger and related transactions. See Note 3(g) for a more detailed description of the VICI transactions and the cash proceeds therefrom.

ERI Financing Transactions

New Debt Financing

Substantially concurrently with the closing date of the Merger, (i) ERI is expected to (x) assume the rights and obligations under the ERI Notes and (y) enter into a new credit agreement, which will provide for a five-year senior secured revolving credit facility in an aggregate principal amount of $1,000 million (the “ERI Revolving Credit Facility”) and additional revolving credit facility commitments in an aggregate principal amount equal to $185 million under the ERI Revolving Credit Facility, (ii) CRC (x) is expected to (A) incur an incremental senior secured term loan facility under the Existing CRC Credit Agreement (as defined herein) in an aggregate principal amount of $1,470.0 million (the “CRC Incremental Term Loan”) and (B) obtain $25 million of additional revolving credit facility commitments under its existing revolving credit facility under the Existing CRC Credit Agreement, and (y) is expected, together with CRC Finco, Inc., to assume the rights and obligations under the CRC Secured Notes and (iii) ERI is expected to (A) receive all or a portion of the VICI Proceeds and/or the Gaming Asset Sale Proceeds (as defined herein) and/or (B) (i) if any or all of the VICI Proceeds are not received by CEC, CEOC, CRC or any of their respective subsidiaries, or if CEC, CEOC, CRC or any of their respective subsidiaries are not permitted to distribute all or any portion of the VICI Proceeds to ERI, on or prior to the closing date of the Merger and/or (ii) if any or all of the Gaming Asset Sale Proceeds are not received by ERI on or prior to the closing date of the Merger or are not actually available to ERI on the closing date of the Merger to finance the Merger and the Existing Debt Payoff, borrow up to such amount that is not issued and/or received and/or that may not be distributed and/or is not available in the form of a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $3,600.0 million (the “Senior Secured Bridge Commitment”), reduced on a dollar for dollar basis by any and all VICI Proceeds and any and all Gaming Asset Sale Proceeds actually received by ERI following June 24, 2019 and on or prior to the closing date of the Merger, and as of May 31, 2020, we have received approximately $349.9 million in Gaming Asset Sale Proceeds, and, as a result thereof, the Senior Secured Bridge Commitment has been respectively reduced from $3,600.0 million to an aggregate principal amount equal to approximately $3,250.1 million.

For purposes herein, “Gaming Asset Sale Proceeds” shall mean, with respect to (x) the dispositions of Mountaineer Casino, Racetrack & Resort, Isle Casino Cape Girardeau and Lady Luck Casino Caruthersville as described herein under “Unaudited Pro Forma Condensed Combined Financial Information” or (y) any other sale by ERI or any of its subsidiaries (excluding CEC and its subsidiaries) of any casino or other gaming property (other than Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg) that occurs after June 24, 2019 and which sale results in the receipt by ERI of Gaming Asset Sale Proceeds of at least $50.0 million on or prior to the closing date of the Merger (collectively, a “Gaming Asset Sale”), the excess, if any, of (i) the cash received by ERI (or ERI’s subsidiaries and distributed to ERI) in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the closing date of the Merger) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than term loans under the Existing ERI Credit Agreement), (B) the expenses incurred by ERI or any of its restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by ERI or any of its restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable GAAP.

Since the terms of new debt are preliminary, ERI has assumed that the refinancing of its existing debt will be accounted for as a debt extinguishment.

The various transactions described under the heading “—ERI Financing Transactions” are collectively referred to herein as the “ERI Financing Transactions.”

ERI Dispositions

Twin River Management Group, Inc.

On January 13, 2020 and March 9, 2020, respectively, ERI entered into definitive agreements to sell the equity interests of Eldorado Resort Casino Shreveport Joint Venture and Columbia Properties Tahoe, LLC, the entities that hold Eldorado Resort and Casino Shreveport and MontBleu Casino Resort & Spa, to Maverick Gaming, LLC. On April 24, 2020, the agreements with Maverick Gaming, LLC were terminated and ERI entered into a definitive purchase agreement with Twin River Management Group, Inc. to sell the equity interests of Eldorado Casino Shreveport Join Venture and Columbia Properties Tahoe, LLC (the “Shreveport and MontBleu Sale”) for approximately $155 million, subject to a working capital adjustment.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the first quarter of 2021.

On July 10, 2019, ERI entered into definitive agreements to sell the equity interests of Rainbow Casino Vicksburg Partnership, L.P. and IOC-Kansas City, L.L.C., the entities that hold Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg, to Twin River Management Group, Inc. (the “Kansas City and Vicksburg Sale”) for approximately $230 million, subject to a working capital adjustment.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the first half of 2020.

Century Casinos, Inc. and VICI Properties, Inc.

On June 17, 2019, ERI entered into definitive agreements to sell the real property relating to Mountaineer Casino Racetrack & Resort, Isle Casino Cape Girardeau, and Lady Luck Casino Caruthersville to VICI for approximately $278 million and, immediately following the consummation of the sale such real property, sell all of the outstanding equity interests of Mountaineer Park, Inc., IOC-Caruthersville, LLC and IOC-Cape Girardeau, LLC to Century Casinos, Inc. (the “Century Sale”) for approximately $107 million. The Century Sale closed on December 6, 2019 for aggregate consideration of $385 million and resulted in a gain on sale of $31.4 million, net of fees, final working capital adjustments, and taxes.

Churchill Downs Incorporated

On February 28, 2018, ERI entered into definitive agreements to sell substantially all of the assets and liabilities of Presque Isle Downs & Casino (“Presque Isle Downs”) to Churchill Downs Incorporated (“CDI”). Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for approximately $179 million (the “Presque Isle Downs Sale”).

On August 10, 2018, ERI entered into a definitive agreement to sell substantially all of the assets and liabilities of Lady Luck Casino Nemacolin (“Nemacolin”) to CDI (the “Nemacolin Sale” and together with the Shreveport and MontBleu Sale, the Kansas City and Vicksburg Sale, the Century Sale and the Presque Isle Downs Sale, the “ERI Dispositions”). Under the terms of the agreement, CDI agreed to purchase Nemacolin for approximately $100,000, subject to a customary working capital adjustment. As a result of the agreement to sell Nemacolin, an impairment charge of $4 million was recorded in the third quarter of 2018 due to the carrying value of the net property and equipment being sold exceeding the estimated net sales proceeds.

The Presque Isle Downs Sale closed on January 11, 2019 resulting in a gain on sale of $22 million, net of final working capital adjustments, for the year ended December 31, 2019. The sale of Nemacolin closed on March 8, 2019 resulting in a gain on sale of $100,000, net of final working capital adjustments, for the year ended December 31, 2019.

The various transactions described under the heading “—ERI Dispositions” are collectively referred to herein as the “ERI Dispositions.”

CEC Dispositions

Bally’s Atlantic City Hotel & Casino

Certain subsidiaries of CEC lease certain real property assets for Bally’s Atlantic City Hotel & Casino (“Bally’s Atlantic City”) from subsidiaries of VICI. In April 2020, subsidiaries of CEC and VICI entered into agreements to sell the operations of Bally’s Atlantic City (excluding Wild Wild West) and the real property on which it is located to Twin River Management Group, Inc. for approximately $25 million (“Bally’s Atlantic City Sale”), which CEC expects to close in the first half of 2021, subject to regulatory approvals and other closing conditions. CEC or its affiliates will receive approximately $6.0 million from the sale and VICI or its affiliates will receive approximately $19.0 million from the sale. In connection with such transaction, Bally’s Atlantic City (but not Wild Wild West) will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

CEC recorded a net impairment charge of $33 million to property and equipment during the three months ended March 31, 2020. The Bally’s Atlantic City Sale is subject to regulatory approvals and other closing conditions. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Harrah’s Reno Hotel and Casino

On December 31, 2019, and as amended on May 29, 2020, subsidiaries of CEC and VICI entered into definitive agreements to sell Harrah’s Reno Hotel and Casino to an affiliate of CAI Investments for approximately $41.5 million, subject to adjustments as described therein. The purchase price shall be split 75% to VICI and 25% to CEC (or their applicable affiliates). In connection with such transaction, Harrah’s Reno Hotel and Casino will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the second half of 2020. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Rio All-Suite Hotel & Casino Disposition

On December 5, 2019, Rio Properties, LLC (“Rio Properties”), a subsidiary of CEC, completed the sale of certain assets of the Rio All-Suite Hotel & Casino to an affiliate of Dreamscape Companies (“Dreamscape”) for $516 million including certain fees, expenses and seller financing, under the Purchase and Sale Agreement and Joint Escrow Instructions, dated September 20, 2019 (the “Purchase Agreement”), by and between Rio Properties and Dreamscape. Pursuant to the Purchase Agreement, Rio Properties and Dreamscape entered into the form lease agreement (the “Lease”), under which Rio Properties has leased the property from Dreamscape for an initial term of two years at an initial annual rent amount of approximately $45 million and will continue to operate the property subject to the terms and conditions of the Lease. Dreamscape will have a one-time renewal option to extend the term of the Lease for up to an additional twelve months for a maximum fee of approximately $7 million.

In connection with the completion of the sale, CEC provided $40 million of seller financing at a 9% interest rate to Dreamscape that is due in two years unless extended for an additional year.

The various transactions described under the heading “—CEC Dispositions” are collectively referred to herein as the “CEC Dispositions.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2020

(Dollars in Millions)

	Historical		Pro Forma				As of March 31, 2020
	As of March 31, 2020		As of March 31, 2020
	ERI	CEC	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$672	$2,677	$355	$—	$(1,881	) (a)	$1,823
Restricted cash and investments	8	119	—	—	—		127
Marketable securities	31	—	—	—	—		31
Accounts receivable, net	44	389	—	(24)	—		409
Due from affiliates	1	54	—	—	—		55
Inventories	17	34	—	—	—		51
Income taxes receivable	—	—	—	24	—		24
Prepaid expenses	28	182	—	(4)	—		206
Assets held for sale	442	29	(442)	—	—		29

Total current assets	1,243	3,484	(87)	(4)	(1,881)		2,755
Investment in and advances to unconsolidated affiliates	136	—	—	24	—		160
Property and equipment, net	2,455	14,836	—	—	(1,148	) (b)	16,143
Gaming licenses and other intangibles, net	1,063	2,772	—	—	977	(c)	4,812
Goodwill	810	4,011	—	—	4,407	(d)	9,228
Right-of-use assets	130	—	—	531	—		661
Other assets, net	54	865	—	(541)	58	(e),(i)	436
Restricted cash	—	10	—	(10)	—		—
Deferred income taxes	—	2	—	—	—		2

Total assets	$5,891	$25,980	$(87)	$—	$2,413		$34,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$246	$876	$—	$—	$(812	) (e)	$310
Accounts payable	47	373	—	—	—		420
Accrued property, gaming and other taxes	30	—	—	137	—		167
Accrued payroll and related	65	—	(2)	440	—		503
Accrued interest	35	137	—	—	(66	) (e)	106
Income tax payable	45	—	—	2	22	(k)	69
Short-term lease obligation	14	—	—	63	—		77
Accrued other liabilities	157	1,229	—	(613)	(75	) (f),(g),(h),(i),(j)	698
Contract liabilities	—	153	—	12	—		165
Current portion of financing obligations	—	24	—	—	(24	) (g)	—
Liabilities related to assets held for sale	132	—	(132)	5	—		5

Total current liabilities	771	2,792	(134)	46	(955)		2,520
Long-term financing obligations	973	10,096	—	—	1,169	(g),(h)	12,238
Long-term debt, less current portion	2,781	8,793	—	—	1,367	(e)	12,941
Deferred income taxes	158	598	—	—	572	(k)	1,328
Long-term lease obligation	99	—	—	525	—		624
Other long-term liabilities	169	1,370	—	(571)	(308	) (e)	660

Total liabilities	4,951	23,649	(134)	—	1,845		30,311

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—		—
STOCKHOLDERS’ EQUITY:
Common stock	—	7	—	—	(7	) (l)	—
Paid-in capital	758	14,273	—	—	(11,094	) (l),(m)	3,936
Retained earnings/(accumulated deficit)	191	(11,383)	47	—	11,028	(n)	(115)
Treasury stock	(9)	(513)	—	—	513	(l)	(9)
Accumulated other comprehensive loss	—	(127)	—	—	128	(l)	—

Total stockholders’ equity	940	2,257	47	—	568		3,812

Noncontrolling interests	—	74	—	—	—		74

Total liabilities and stockholders’ equity	$5,891	$25,980	$(87)	$—	$2,413		$34,197

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2019

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019		Twelve Months Ended December 31, 2019				Fiscal Year Ended December 31, 2019
	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century (Note 3(s))	CEC (adjusted for disposition of Rio (Note 3(t))	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$1,625	$4,448	$(172)	$—	$—		$5,901
Food and beverage	287	1,618	(35)	(5)	—		1,865
Hotel	292	1,581	(27)	—	—		1,846
Other	113	824	(7)	5	—		935
Management fees	—	59	—	—	—		59
Reimbursed management costs	—	212	—	—	—		212

Net revenues	2,317	8,742	(241)	—	—		10,818
EXPENSES:
Casino and pari-mutuel commissions	697	2,511	(73)	72	—		3,207
Food and beverage	228	1,113	(25)	(7)	—		1,309
Hotel	96	486	(6)	—	—		576
Other	44	136	(4)	(98)	—		78
Marketing and promotions	122	—	(12)	(110)	—		—
General and administrative	442	—	(56)	(386)	—		—
Corporate	66	295	—	—	24	(p)	385
Impairment charges	1	—	—	468	—		469
Depreciation and amortization	214	1,009	(16)	—	76	(b),(c)	1,283
Property, general, administrative, and other	—	1,927	—	471	(4	) (i),(p)	2,394
Reimbursable management costs	—	212	—	—	—		212
Impairment of goodwill	—	27	—	(27)	—		—
Impairment of tangible and other intangible assets	—	441	—	(441)	—		—

Total operating expenses	1,910	8,157	(192)	(58)	96		9,913
Gain (loss) on sale of disposal of property and equipment	50	—	—	(12)	—		38
Transaction expenses	(85)	—	—	(46)	107	(q)	(24)
Income (loss) of unconsolidated affiliates	(2)	—	—	(1)	—		(3)

OPERATING INCOME	370	585	(49)	(1)	11		916
OTHER INCOME (EXPENSE):
Interest expense, net	(286)	(1,367)	—	17	(359	) (e),(g)	(1,995)
Loss on early retirement of debt, net	(8)	—	—	(16)	—		(24)
Unrealized gain on restricted investments	9	—	—	—	—		9
Other income (loss)	—	(587)	—	—	620	(e)	33

Total other expense	(285)	(1,954)	—	1	261		(1,977)

NET INCOME (LOSS) BEFORE INCOME TAXES	85	(1,369)	(49)	—	272		(1,061)
(Provision) benefit for income taxes	(11)	148	9	—	(63	) (r)	83

Net income (loss)	74	(1,221)	(40)	—	209		(978)
Net loss attributable to noncontrolling interests	—	3	—	—	—		3

Net income/(loss) attributable to ERI/CEC	$74	$(1,218)	$(40)	$—	$209		$(975)

Net income/(loss) per share of Common Stock:
Basic	$1.04						$(5.64	) (u)
Diluted	$1.03						$(5.64	) (u)
Weighted Average Basic Shares Outstanding	77,677,265						172,756,425	(u)
Weighted Average Diluted Shares Outstanding	78,593,819						172,756,425	(u)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2020

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Three Months Ended March 31, 2020		Three Months Ended March 31, 2020				Three Months Ended March 31, 2020
	ERI	CEC	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$340	$958	$(36)	$—	$—		$1,262
Food and beverage	56	330	(7)	(1)	—		378
Hotel	48	317	(5)	—	—		360
Other	29	163	(1)	1	—		192
Management fees	—	9	—	—	—		9
Reimbursed management costs	—	51	—	—	—		51

Net revenues	473	1,828	(49)	—	—		2,252
EXPENSES:
Casino and pari-mutuel commissions	159	590	(18)	14	—		745
Food and beverage	53	258	(6)	(2)	—		303
Hotel	22	115	(2)	—	—		135
Other	9	21	(1)	(14)	—		15
Marketing and promotions	25	—	(2)	(23)	—		—
General and administrative	92	—	(12)	(80)	—		—
Corporate	17	50	—	—	4	(p)	71
Impairment charges	161	—	(46)	65	—		180
Depreciation and amortization	50	256	(1)	—	19	(b),(c)	324
Property, general, administrative, and other	—	488	—	98	(1	) (i),(p)	585
Reimbursable management costs	—	51	—	—	—		51
Impairment of goodwill	—	—	—	—	—		—
Impairment of tangible and other intangible assets	—	65	—	(65)	—		—

Total operating expenses	588	1,894	(88)	(7)	22		2,409
Gain (loss) on sale of disposal of property and equipment	1	—	—	—	—		1
Transaction expenses	(9)	—	—	(6)	12	(q)	(3)
Income (loss) of unconsolidated affiliates	—	—	—	(2)	—		(2)

OPERATING INCOME	(123)	(66)	(39)	(1)	(10)		(161)
OTHER INCOME (EXPENSE):
Interest expense, net	(66)	(333)	—	6	(76	) (e),(g)	(469)
Loss on early retirement of debt, net	—	—	—	(5)	—		(5)
Unrealized gain on restricted investments	(23)	—	—	—	—		(23)
Other income (loss)	—	641	—	—	(636	) (e)	5

Total other expense	(89)	308	—	1	(712)		(492)

NET INCOME (LOSS) BEFORE INCOME TAXES	(212)	242	39	—	(722)		(653)
(Provision) benefit for income taxes	37	(54)	(5)	—	166	(r)	144

Net income (loss)	(175)	188	34	—	(556)		(509)
Net loss attributable to noncontrolling interests	—	1	—	—	—		1

Net income/(loss) attributable to ERI/CEC	$(175)	$189	$34	$—	$(556)		$(508)

Net income/(loss) per share of Common Stock:
Basic	$(2.25)						$(2.94	) (u)
Diluted	$(2.25)						$(2.94	) (u)
Weighted Average Basic Shares Outstanding	77,954,038						173,033,198	(u)
Weighted Average Diluted Shares Outstanding	77,954,038						173,033,198	(u)

Note 1—Basis of presentation

The Unaudited Pro Forma Financial Statements present the pro forma effects of the following transactions:

•	The Merger;

•	The VICI Master Transaction;

•	ERI Financing Transactions;

•	ERI Dispositions; and

•	CEC Dispositions.

The Unaudited Pro Forma Financial Statements are prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and CEC is presented in accordance with U.S. GAAP.

The Unaudited Pro Forma Balance Sheet as of March 31, 2020 was prepared using the historical unaudited consolidated balance sheets of ERI and CEC as of March 31, 2020 and shows the combined financial position of ERI and CEC as if the Merger, the VICI Master Transaction, the ERI Financing Transactions, and the ERI Dispositions (excluding the sales of Presque Isle Downs, Nemacolin and Century which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) had occurred on March 31, 2020.

The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 give effect to the Merger, the VICI Master Transaction, the ERI Financing Transactions, and the ERI Dispositions (excluding the sales of Presque Isle Downs, Nemacolin and Century which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2019 give effect to the Merger, the VICI Master Transaction, the ERI Financing Transactions, the ERI Dispositions, and the CEC Dispositions as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020. The historical financial and operating data for CEC for the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020.

Certain reclassifications have been made to the historical financial statements of ERI and CEC to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the Merger and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Statements.

Note 2—Calculation of purchase consideration

The total estimated purchase consideration for the purpose of the Unaudited Pro Forma Financial Statements is $11,164 million.

Estimated Purchase Consideration calculation

Estimated Purchase Consideration calculation (dollars in millions, except shares and per share data)	Shares	Per Share
Estimated cash for outstanding Caesars Common Stock(i)			$7,394
Estimated shares of ERI Common Stock for outstanding Caesars Common Stock(ii)	77,079,160	$32.83	2,531
Estimated cash paid by ERI to retire Caesars’ long-term debt			1,216
Estimated cash paid for Caesars’ vested equity awards(iii)			9
Estimated replacement equity awards for Caesars’ equity awards(iv)			14

Estimated purchase consideration			$11,164

(i)

The cash consideration paid by ERI for outstanding shares of Caesars Common Stock will be an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 for each day from March 25, 2020 until May 31, 2020, multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes the Escrow Trust Shares (as defined in the Merger Agreement)) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under CEC stock plans or conversion of the CEC Convertible Notes (assuming that such CEC Convertible Notes were converted immediately prior to consummation of the Merger but after giving effect to the “make whole” provisions in the Convertible Notes Indenture). For purposes of these calculations, the Aggregate Caesars Share Amount is assumed to be 857,387,759 shares of Caesars Common Stock. Pursuant to the terms of the Convertible Notes Indenture, for each share of Caesars Common Stock into which CEC Convertible Notes were convertible immediately prior to the Merger, such CEC Convertible Notes will instead be convertible into the weighted average, per share of Caesars Common Stock, of the types and amounts of consideration received by holders of Caesars Common Stock that affirmatively make an election with respect to the form of Merger Consideration (as defined in the Merger Agreement).

(ii)

The stock consideration paid by ERI for outstanding shares of Caesars Common Stock will be a number of shares of ERI Common Stock equal to (A) 0.0899 multiplied by (B) the Aggregate Caesars Share Amount.

For pro forma purposes, the fair value of consideration given and thus the purchase price was determined based upon the $32.83 per share VWAP of ERI Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to June 1, 2020 to the closing of trading on the second (2nd) to last trading day prior to June 1, 2020. The final purchase consideration could significantly differ from the amounts presented in the Unaudited Pro Forma Financial Statements due to movements in ERI Common Stock price up to the closing date of the Merger of the Combined Transactions. A sensitivity analysis related to the fluctuation in the ERI Common Stock price was performed to assess the impact a hypothetical change of 10% on the ERI Common Stock VWAP would have on the estimated purchase consideration and goodwill as of the closing date of the Merger.

The following table shows the estimated purchase consideration and goodwill resulting from a change in ERI Common Stock VWAP (dollars in millions, except stock price):

Change in stock price	ERI Common Stock VWAP	Estimated Purchase Consideration	Estimated Goodwill
Increase of 10%	$36.11	$11,417	$8,671
Decrease of 10%	29.54	10,911	8,165

(iii)	Estimated cash consideration for the settlement of outstanding vested stock options and performance stock units held by CEC’s employees which will be canceled and paid out at the time of closing.
(iv)

Estimated consideration for replacement of CEC’s outstanding equity awards. As discussed above, certain of CEC’s outstanding equity awards will be replaced by ERI’s equity awards with similar terms. A portion of the fair value of ERI’s equity awards issued represents consideration transferred, while a portion represents future compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of CEC are recorded at the acquisition date fair values. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2020 and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of CEC, with the excess recorded as goodwill (dollars in millions):

Current and other assets	$3,480
Property and equipment	13,688
Goodwill	8,418
Intangible assets(i)	3,748
Other noncurrent assets	927

Total assets	30,261
Current liabilities	(2,676)
Deferred income taxes(ii)	(1,196)
Other noncurrent liabilities(iii)	(15,151)

Total liabilities	(19,023)
Non-controlling interest	(74)

Net assets acquired	$11,164

(i)	Intangible assets consist of trademarks (including Caesars Rewards), player relationships, gaming licenses and other.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, financing obligations, and assumed debt.
(iii)	Other noncurrent liabilities consist of long-term financing obligations of $8,104 million, long-term debt of $6,031 million, and other long-term liabilities of $1,016 million.

Note 3—Unaudited pro forma financial statements transaction adjustments

a)	The following table illustrates the pro forma adjustments of ($1,881) million to cash and cash equivalents as of March 31, 2020 (dollars in millions):

March 31, 2020
Cash proceeds of new debt	$7,064
Cash proceeds from new equity offering	634
Cash consideration paid(i)	(7,403)
Refinancing of ERI debt	(2,958)
Repayment of CEC debt	(2,203)
Transaction costs	(200)
Cash paid to settle CEC’s equity awards	(10)
Cash paid for CEC’s new long-term incentive awards	(8)
Cash proceeds from VICI Master Transaction	3,203

Net cash outflow	$(1,881)

(i)	Cash consideration paid of $7,403 million reflects $7,394 million paid to shareholders and $9 million paid to settle CEC’s vested equity awards.

Total pro forma combined cash and cash equivalents of $1,950 million as of March 31, 2020 does not reflect future estimated cash burn of approximately $1,100 million after March 31, 2020 through the closing of the Merger, assuming the Merger closes on July 1, 2020.

b)

Represents the estimated adjustment to step down CEC’s property, plant and equipment (“PP&E”) to a fair value of approximately $13,688 million, which is a decrease of approximately ($1,148) million from the historical carrying values. The fair value estimates are preliminary and subject to change.

For the properties not subject to a prior sale and leaseback transaction with VICI, the fair value of the real property was estimated using an income approach, with consideration to market inputs such as a market rent coverage ratio and capitalization rates. The fair value of the land was determined using the market approach, which includes comparing the site to be valued to sales comparables. The fair value of the buildings and site improvements were determined by using the overall property value utilizing the income approach and deducting the concluded land and site improvement value. A trended cost approach was utilized as secondary support.

Substantially concurrent with the consummation of the Merger, ERI will consummate the VICI Master Transaction pursuant to which, among other things and subject to the terms and conditions thereof, ERI has agreed to consummate one or more sale and leaseback transactions with VICI with respect to certain property, including Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City (or, under certain circumstances, if necessary, certain replacement properties specified in the Master Transaction Agreement). Further, ERI has also agreed to amend the CPLV Lease, the Non-CPLV Lease and the Joliet Lease in accordance with the terms of the Master Transaction Agreement and receive certain consideration from VICI.

The real estate assets that are anticipated to be sold to VICI and leased back by ERI were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The land and building components did not qualify for sale treatment and remain recorded as property and equipment.

CEC’s pre-existing failed sale and leaseback real estate assets were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The fair values of the assets were estimated based on a preliminary valuation analysis and net book values. (See Note 3(g) for the related financing lease liabilities).

The personal property and construction in progress were recorded at net book value as of March 31, 2020.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to CEC’s PP&E by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical depreciation related to PP&E	$(236)	$(945)
To record new depreciation expense related to the fair value adjustments to PP&E	265	1,058

Total adjustments to depreciation of PP&E	$29	$113

c)

Represents the estimated adjustment to step up CEC’s intangible assets to a fair value of approximately $3,748 million, an increase of approximately $977 million from CEC’s historical carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the Unaudited Pro Forma Financial Statements consist of the following (dollars in millions):

	Fair value	Useful life
CEC trademark	$2,153	Indefinite
Caesars Rewards	552	Indefinite
Gaming licenses	698	Indefinite
Player relationships	345	10

Total value of intangible assets	$3,748

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology. Gaming licenses are only recognized in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenues, gaming operating expenses, general and administrative expenses, and tax expense. A floor value for each gaming rights asset was set based on the estimated cost associated with replacing a gaming rights license. If the excess earnings method produced a value less than the replacement cost value for a specific market, the replacement cost value of the asset was employed. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC Topic No. 350, Intangibles-Goodwill and Other, which requires ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. CEC currently has licenses in New Jersey, Missouri, Mississippi, Nevada, Kentucky, Illinois, Indiana, Pennsylvania, Iowa, and Louisiana. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Trademarks, including Caesars Rewards, are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and records the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademarks.

Player relationships were valued using the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset. ERI has preliminarily assigned a 10-year life to player relationships.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical amortization related to intangible assets	$(18)	$(71)
To record new amortization expense related to the fair value adjustments to intangible assets	8	34

Total adjustments to amortization of intangible assets	$(10)	$(37)

d)	The following table illustrates the pro forma adjustment of $4,407 million to goodwill (dollars in millions):

To eliminate historical goodwill	$(4,011)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Merger	8,418

Total adjustments to goodwill	$4,407

e)

Reflects adjustments to current and long-term debt for borrowings to fund the Merger net of aggregate reductions in long-term debt (including unamortized debt discounts or premiums and deferred financing costs). The adjustments to current and long-term debt are summarized as follows (dollars in millions):

Anticipated new borrowings(i)	$7,475
Deferred financing costs(ii)	(398)
Fair value adjustments to assumed CEC debt	(488)
Conversion of CEC convertible notes(iii)	(1,059)
Repayments of existing long-term debt (net of unamortized deferred financing costs)	(4,909)
Repayment of accrued interest on long-term debt	(66)

Net increase in borrowings	555
Decrease to current portion of long-term debt	812

Increase to long-term debt	$1,367

(i)

Reflects expected borrowings as of March 31, 2020 to consummate the Combined Transactions. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Combined Transactions as well as any potential future dispositions.

March 31, 2020
Borrowings from CRC Secured Notes	$1,050
Borrowings from CRC Term Loan B	1,470
Borrowings from ERI Senior Unsecured Notes	1,875
Borrowings from ERI Senior Secured Notes	3,080

New borrowings	$7,475

(ii)	Arrangement fees of $13 million relating to the anticipated $1,000 million senior secured revolving credit facility was capitalized to Other Assets, net.
(iii)

Reflects the conversion of CEC Convertible Notes at closing. CEC bifurcated the conversion features of the CEC Convertible Notes and recorded a derivative liability. An adjustment to Other long-term liabilities of $308 million represents the elimination of the fair value of the derivative liability upon the conversion of the CEC Convertible Notes. Adjustment to Other income (loss) represents the elimination of the historical derivative marked-to-market change in fair value gain of $636 million and a loss of $620 million for the three months ended March 31, 2020 and year ended December 31, 2019, respectively. On December 2, 2019, CEC paid $28 million to the holders of the CEC Convertible Notes to obtain consent to modify the CEC Convertible Notes. The consent fee was recognized as an additional discount to the debt and amortized over the remaining life of the CEC Convertible Notes.

The following table illustrates the pro forma adjustments to interest expense for the three months ended March 31, 2020 and the year ended December 31, 2019 (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
Interest expense on debt commitment financing	$(177)	$(711)
Interest expense on VICI financing obligations	(272)	(1,183)
Reversal of historical interest expense on VICI financing obligations	225	897
Reversal of ERI’s and CEC’s historical interest expense and amortization of deferred financing cost	148	638

Total adjustments to interest expense, net	$(76)	$(359)

A sensitivity analysis on interest expense related to the new borrowings for the three months ended March 31, 2020 and for the year ended December 31, 2019 has been performed to assess the effect that a change of 12.5 basis points in respect of the hypothetical interest rate would have on the Debt Financing.

The following table shows the change in interest expense for the Debt Financing (dollars in millions):

Interest expense assuming	Three months ended March 31, 2020	Year ended December 31, 2019
Increase of 0.125%	$2	$9
Decrease of 0.125%	$(2)	$(9)

f)

Represents accrued retention bonuses of $15 million to be paid to CEC’s employees upon consummation of the Merger. The Unaudited Pro Forma Statement of Operations does not reflect these bonuses since they will not have a continuing impact on operations.

g)

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to consummate the VICI Sale and Leaseback Transactions. The proceeds reflected in the Unaudited Pro Forma Balance Sheet total $1,823 million.

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to amend the Non-CPLV Lease, to, among other things, add the properties being sold and leased back pursuant to the VICI Sale and Leaseback Transactions, increase the annual rent thereunder by $154 million in the aggregate related to the new properties being sold and leased back, and extend the term of the Non-CPLV Lease so that following the amendment of the Non-CPLV Lease there will be 15 years remaining until the expiration of the initial term.

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to amend the CPLV Lease, with VICI for consideration of approximately $1,380 million to add the land and improvements constituting Harrah’s Las Vegas to the leased premises thereunder, increase the annual rent payable with respect to Harrah’s Las Vegas by approximately $15 million, increase the annual rent with respect to Caesars Palace Las Vegas by approximately $84 million, and extend the term of the CPLV Lease so that following the amendment of the CPLV Lease there will be 15 years remaining until the expiration of the initial term. Furthermore, ERI agreed to amend the Joliet Lease to, among other things, extend the term of the Joliet Lease so that following the amendment of the Joliet Lease there will be 15 years remaining until the expiration of the initial term.

VICI Sale and Leaseback Transactions

Under the terms of the VICI Sale and Leaseback Transactions, ERI determined that the land and buildings did not qualify for sale and leaseback accounting. The building lease component meets the criteria for a finance lease since the lease term, including renewal terms reasonably certain of exercise, are considered to extend for a major part of the remaining economic life of the buildings. The land lease component meets the criteria for a finance lease since the minimum lease payments (utilizing the combined entity incremental borrowing rate of 8.5%) represents substantially all the underlying asset’s fair value. As such, a financing obligation was recognized, equal to the proceeds received for the land and buildings, and ERI retained the land and buildings on the balance sheet at their respective acquisition date fair values determined as part of purchase accounting. The proceeds reflected in the Unaudited Pro Forma Balance Sheet as a financing obligation totals $1,823 million. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligation using the effective interest method. However, the financing obligations will not be reduced to less than the residual book value of the land and buildings as of the end of the lease term.

CPLV Lease, Non-CPLV Lease and Joliet Lease Amendments

The assets sold to VICI in connection with the pre-existing CPLV, Non-CPLV and Joliet leases were determined not to qualify for sale and leaseback accounting by CEC. As such, these pre-existing leases were previously accounted for as financing obligations and therefore assumed liabilities as part of purchase accounting. The acquired real estate assets and related financing obligations assumed as part of the pre-existing lease arrangements have been revalued at their respective acquisition date fair values as part of purchase accounting. The fair values of the financing obligations were determined at the net present value of the future fixed and estimated variable lease payments over the remaining estimated original lease term and the expected value of the leased real estate assets returned at the end of the use period using an estimated market discount rate of approximately 11.25%. The Unaudited Pro Forma Balance Sheet reflects a total fair value adjustment of the pre-existing financing obligations of ($2,014) million.

Upon the effectiveness of the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments under the VICI Master Transaction, the financing obligations were revalued to reflect the incremental cash received of $1,380 million, the extended lease terms and the new rental payments. ERI determined that both the land and building lease components meet the criteria for a finance lease and therefore do not qualify for sale and leaseback accounting. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligations using the effective interest method. However, the financing obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term.

Together the VICI Sale and Leaseback Transactions and the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments resulted in a total adjustment of $1,197 million to the financing obligation in the Unaudited Pro Forma Balance Sheet.

The pro forma future payments related to the financing obligations, as of March 31, 2020, are estimated as follows:

(in millions)	VICI Lease
Year 1	$1,058
Year 2	1,075
Year 3	1,095
Year 4	1,116
Year 5	1,116
Thereafter	44,294

Total future payments	49,754
Less amounts representing interest	(39,458)
Plus residual values	1,022

VICI financing obligations	$11,318

The following table sets forth the sensitivity of the financing obligations assuming a discount rate of 250 basis points greater than or less than the estimated market discount rate of 11.25%.

	Estimated discount rate	Financing obligations (in millions)
Increase of 2.5%	13.75%	$9,798
Decrease of 2.5%	8.75%	$13,568

The final value of the finance obligation liabilities, determined upon completion of ERI’s final evaluation of the assets and liabilities acquired in connection with the Merger, may differ materially from the pro forma amounts included herein. Further, any changes to the final fair value, discount rate, or assessment of renewal options, could change the sale and lease classification accounting conclusions presented in these Unaudited Pro Forma Financial Statements.

If any or all of the proceeds from the VICI Sale and Leaseback Transactions are not received by ERI on or prior to the closing date of the Merger or are not actually available to ERI on the closing date of the Merger to finance the Merger and the Existing Debt Payoff, whether as a result of regulatory approvals or otherwise, ERI may borrow up to such amount that is not issued and/or received and/or that may not be distributed and/or is not available under the Senior Secured Bridge Commitment. In that case, the amount of rent to VICI would decrease and ERI would pay interest to the lenders under the Senior Secured Bridge Commitment. The amount of such interest is variable and based on LIBOR and may be more or less than the amounts shown in these pro formas. In addition, subject to certain conditions, the Master Transaction Agreement provides, in the event that the sale leaseback of one of the properties contemplated thereunder is terminated prior to a date certain due to the failure to obtain regulatory approvals or otherwise, then the Issuer or one of its subsidiaries and VICI will enter into a sale leaseback of a replacement property in lieu thereof after the Escrow Release Date. We cannot assure you whether the conditions to such replacement can be satisfied within the time period contemplated in the Master Transaction Agreement. See “Summary—VICI Master Transaction.”

h)

Represents the preliminary estimate of the net fair value of the put-call right agreement between VICI or an affiliate thereof and CEC over the real estate components of Hoosier Park and Indiana Grand. These fair value estimates are preliminary and subject to change.

i)

Represents obligations due under new legislation to the State of Louisiana and the City of New Orleans for gaming contract extension fees of $45 million upon execution of the sale of the real estate components of

Harrah’s New Orleans to VICI. In addition to this upfront payment, annual recurring payments will be required to be paid to the State of Louisiana and the City of New Orleans under this new legislation. These annual payments will be reflected in the Unaudited Pro Forma Statement of Operations since these payments are recurring in nature. The total pro forma adjustments to Property, general administrative, and other for the three months ended March 31, 2020 and year ended December 31, 2019 totaled $3 million and $12 million, respectively.

j)

Represents the anticipated termination of certain property call right agreements between CEC and VICI and the removal of the related liability of $177 million as a result of the bilateral sales agreements entered into between CEC and VICI on the VICI Sale and Leaseback Transactions for the three Harrah’s properties expected to be sold in connection with the VICI Sale and Leaseback Transactions.

k)

Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation of approximately $572 million, primarily resulting from the acquisition date value of PP&E, intangibles, financing obligations, and assumed debt. Deferred taxes were established based on a blended federal and state statutory tax rate of 23% taking into account the estimated changes in CEC’s valuation allowances. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

l)	Reflects the elimination of CEC’s historical common stock, paid-in capital, treasury stock, and accumulated other comprehensive income.

m)

Reflects the net equity proceeds of $634 million from the issuance of 18 million common shares and the stock consideration component of the estimated purchase consideration of which $2,531 million relates to stock consideration paid by ERI for outstanding shares of Caesars Common Stock and $14 million relates to estimated stock consideration for replacement of CEC’s outstanding equity awards, as described in Note 2 above.

n)

ERI and CEC anticipate incurring transaction costs of approximately $165 million and $57 million, respectively, for a total of $222 million. Such costs consist primarily of legal, financial advisor, severance costs, gaming license transfer fees, accounting and consulting costs, and is shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the Unaudited Pro Forma Statement of Operations because they are non-recurring items that are directly related to the Merger. In addition to the transaction related costs, approximately $398 million of deferred financing costs were related to the Debt Financing and were capitalized and netted against debt balance as described in Note 3(e) above.

The following table illustrates the pro forma adjustments to ERI’s and CEC’s historical retained earnings (dollars in millions):

	ERI	CEC	Total
To record estimated transaction costs	$(165)	$(57)	$(222)
To record cash paid to settle CEC’s equity awards	(10)	—	(10)
To record repayment of historical ERI debt	(121)	—	(121)
To eliminate retained earnings after adjustments	—	11,381	11,381

Total adjustments to historical retained earnings	$(296)	$11,324	$11,028

o)

Column reflects pro forma adjustments related to the dispositions of MontBleu Casino Resort & Spa and Eldorado Resort and Casino Shreveport as part of the Shreveport and MontBleu Sale, and Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg as part of the Kansas City and Vicksburg Sale. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflect the elimination of assets and liabilities of these properties and net proceeds of $355 million, inclusive of $(30) million of fees, estimated working capital adjustments, and taxes. The estimated gain from the Shreveport and MontBleu Sale and the Kansas City and Vicksburg Sale total approximately $47 million and is reflected as an adjustment to retained earnings. The estimated gains and losses related to the dispositions have not been reflected in the

Unaudited Pro Forma Statement of Operations as they are considered to be non-recurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of these properties for the three months ended March 31, 2020 and year ended December 31, 2019. The adjustment also reflects the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

p)

Represents the difference between CEC’s historical stock-based compensation expense and the estimated stock-based compensation expense related to replacement awards issued to continuing employees as part of the Merger Agreement. Under the terms of the Merger Agreement, continuing CEC stock options, CEC Time-Based RSUs and CEC Market-Based PSUs will be replaced and converted into equity awards in respect of shares of ERI Common Stock. The following table illustrates the pro forma adjustments to stock-based compensation expense for the three months ended March 31, 2020 and year ended December 31, 2019 of zero and $8 million, respectively (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate CEC’s historical stock-based compensation expense—Corporate expense	$(4)	$(18)
To eliminate CEC’s historical stock-based compensation expense—Property, general, administrative, and other	(4)	(16)
To record new stock-based compensation expense—Corporate expense	8	42

Total adjustments	$—	$8

q)

Reflects the elimination of transaction related costs incurred by ERI and CEC of $3 million and $9 million, respectively, for a total of $12 million, during the three months ended March 31, 2020, and $28 million and $79 million, respectively, for a total of $107 million, during the year ended December 31, 2019, as transaction related costs do not have a continuing effect on the combined company.

r)

Reflects the pro forma adjustment for the income tax effect of the historical income of CEC as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Statement of Operations, a blended federal and state statutory tax rate of 23% for the three months ended March 31, 2020 and the year ended December 31, 2019 has been assumed for the pro forma adjustments.

s)

As described above, the sale of Presque Isle Downs closed on January 11, 2019, the sale of Nemacolin closed on March 8, 2019 and the sale of Century closed on December 6, 2019. The following tables discuss the pro forma adjustments to ERI’s historical financial statements related to these dispositions (dollars in millions):

	Historical				Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to January 10, 2019	Period from January 1, 2019 to March 7, 2019	Period from January 1, 2019 to December 5, 2019	Fiscal Year Ended December 31, 2019
	ERI	Presque Isle Downs & Casino	Lady Luck Casino Nemacolin	Century Casinos	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century)
REVENUES:
Casino and pari-mutuel commissions	$1,808	$(2)	$(4)	$(177)	$1,625
Food and beverage	301	—	—	(14)	287
Hotel	300	—	—	(8)	292
Other	119	—	—	(6)	113

Net revenues	2,528	(2)	(4)	(205)	2,317

EXPENSES:
Casino and pari-mutuel commissions	802	(2)	(3)	(100)	697
Food and beverage	239	—	—	(11)	228
Hotel	99	—	—	(3)	96
Other	46	—	—	(2)	44
Marketing and promotions	129	—	—	(7)	122
General and administrative	477	—	(1)	(34)	442
Corporate	66	—	—	—	66
Impairment Charges	1	—	—	—	1
Depreciation and amortization	222	—	—	(8)	214

Total operating expenses	2,081	(2)	(4)	(165)	1,910
Gain (loss) on sale of disposal of property and equipment	50	—	—	—	50
Transaction expenses	(85)	—	—	—	(85)
Income (loss) from unconsolidated affiliates	(2)	—	—	—	(2)

Operating income (loss)	410	—	—	(40)	370

OTHER INCOME (EXPENSE):
Interest expense, net	(286)	—	—	—	(286)
Loss on early retirement of debt, net	(8)	—	—	—	(8)
Unrealized gain on restricted investment	9	—	—	—	9

Total other expense	(285)	—	—	—	(285)

NET INCOME (LOSS) BEFORE INCOME TAXES	125	—	—	(40)	85
(Provision) benefit for income taxes	(44)	—	—	33	(11)

NET INCOME (LOSS)	$81	$—	$—	$(7)	$74

t)

Column reflects pro forma adjustments related to the sale of certain assets of Rio Properties which closed on December 5, 2019. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical depreciation and amortization expenses related to the assets that were sold. The adjustment also reflects the annual straight-line rent expense of the property and interest income from the $40 million of seller financing. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated. The following tables discuss the pro forma adjustments to CEC’s historical financial statements related to the disposition (dollars in millions):

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to December 4, 2019	Fiscal Year Ended December 31, 2019
	CEC	Rio	CEC (adjusted for disposition of Rio)
REVENUES:
Casino	$4,448	$—	$4,448
Food and beverage	1,618	—	1,618
Room	1,581	—	1,581
Other revenue	824	—	824
Management fees	59	—	59
Reimbursed management costs	212	—	212

Net revenues	8,742	—	8,742

EXPENSES:
Direct
Casino	2,511	—	2,511
Food and beverage	1,113	—	1,113
Rooms	486	—	486
Property, general, administrative, and other	1,882	45	1,927
Reimbursable management costs	212	—	212
Depreciation and amortization	1,021	(12)	1,009
Impairment of goodwill	27	—	27
Impairment of tangible and other intangible assets	441	—	441
Corporate expense	295	—	295
Other operating costs	136	—	136

Total operating expenses	8,124	33	8,157
Income from operations	618	(33)	585
Interest expense	(1,370)	3	(1,367)
Other income (loss)	(587)	—	(587)

Income/(loss) from continuing operations before income	(1,339)	(30)	(1,369)
Income tax benefit/(provision)	141	7	148

Net income/(loss)	(1,198)	(23)	(1,221)
Net (income)/loss attributable to noncontrolling interest	3	—	3

Net income/(loss) attributable to CEC	$(1,195)	$(23)	$(1,218)

u)

Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI Common Stock in the Merger, as described in Note 1, assuming the shares were outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019.

Pro Forma Basic Weighted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New equity offering	18	18
Issuance of shares to Caesars Common Stock shareholders	77	77

Pro forma weighted average shares (basic)	173	173

Pro Forma Basic Diluted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New equity offering	18	18
Issuance of shares to Caesars Common Stock shareholders	77	77
Issuance of ERI replacement award to CEC equity award holders (i)	—	—

Pro forma weighted average shares (diluted)	173	173

(i)	Excluded from the computation of pro forma diluted weighted average shares as their effect would be anti-dilutive.

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of ERI and CEC to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies.

Reclassifications were also made between expense line items, such as Property, general, administrative and other, marketing and promotions, and impairment charges.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change. Basis on the preliminary analysis, ERI’s and CEC’s accounting policies are in alignment.